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CLIENT/MATTER NUMBER
094200-0102

September 30, 2013
United Insurance Holdings Corp.
360 Central Avenue, Suite 900
St. Petersburg, Florida 33701

Ladies and Gentlemen:
We have acted as counsel for United Insurance Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about September 30, 2013, under the Securities Act of 1933, as amended (the “Securities Act”), registering 1,000,000 shares of the Company’s common stock, $0.0001 par value (together with the associated rights to purchase our Series A Junior Participating Preferred Stock) (the “Shares”), issuable pursuant to the United Insurance Holdings Corp. 2013 Omnibus Incentive Plan (the “Plan”).
As counsel for the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion, and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.
For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance, and that any certificates representing the Shares that are covered by the Registration Statement conform to the Specimen Common Stock Certificate filed as Exhibit 4.3 to the Registration Statement.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
Based upon the foregoing, we are of the opinion that the Shares when issued by the Company pursuant to the terms and conditions of the Plan will be validly issued, fully paid and nonassessable.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACREMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

September 30, 2013

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,

/s/ Foley & Lardner LLP

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACREMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.